Exhibit m

                 AMENDED & RESTATED DISTRIBUTION SERVICING PLAN

                              AMENDED AND RESTATED
                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
                                     OF FUND
                             PURSUANT TO RULE 12b-1

      WHEREAS,CBA Money Fund (the "Fund") is a no-load, open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S")is a securities firm engaged in the business of selling shares of investment companies to investors; and

      WHEREAS, MLPF&S acts as the exclusive distributor and representative of the Fund in the offer and sale of shares of the Fund pursuant to a Distribution Agreement(the "Distribution Agreement"); and

      WHEREAS, substantially all of the shareholders of the Fund are participants in the Cash Management Account (the "CMA program") of MLPF&S and other customers of MLPF&S whose Fund accounts are serviced by MLPF&S financial advisors, whether maintained through MLPF&S or directly with the Fund's Transfer Agent (collectively such accounts being referred to herein as the "MLPF&S Fund Accounts"; the term "MLPF&S Fund Accounts" does not include those accounts maintained directly with the Fund's Transfer Agent which are not serviced by MLPF&S financial advisors; and

      WHEREAS, MLPF&S financial advisors and other personnel may offer and sell shares to existing and prospective shareholders with MLPF&S Fund Accounts and provide shareholder services to existing and prospective MLPF&S Fund Accounts; and

      WHEREAS, the Fund desires to adopt this Amended and Restated Distribution and Shareholder Servicing Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act pursuant to which the Fund will pay a distribution fee to MLPF&S with respect to the Fund's Shares; and

      WHEREAS, the Directors of the Fund have determined that there is a Reasonable likelihood that adoption of this Plan will benefit the Fund and the Fund's shareholders:

      NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

      1. The Fund is hereby authorized to pay MLPF&S a fee under the Distribution Agreement at the end of each month at the annual rate of 0.125% of the average daily net asset value of the MLPF&S Fund Accounts for providing, or arranging for the provision of, account maintenance and sales and promotional activities and services with respect to shares of the Fund. Such activities and services will relate to account maintenance activities relating to MLPF&S Fund Accounts and the sale, promotion and marketing of the Shares of the Fund. Such expenditures may consist of the costs of making services available to shareholders (including assistance in connection with inquiries related to shareholder accounts), sales commissions to financial intermediaries for selling Shares, compensation, sales incentives and payments to sales and marketing personnel and the payment of expenses incurred in sales and promotional activities (including advertising expenditures related to the Fund and the costs of preparing and distributing promotional materials). The fee may also be used to pay the financing costs of carrying the unreimbursed expenditures described in this Paragraph 1. The fee is not payable with respect to the asset value of shareholders who maintain their accounts directly with the Fund's Transfer Agent and whose accounts are not serviced by MLPF&S financial advisors. Payment of the fee described in this Paragraph 1 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers,Inc.

      2. MLPF&S shall provide the Fund for review by the Directors, and the Directors shall review at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the fee of the Fund during such period. The report shall include an itemization of the distribution and shareholder servicing expenses incurred by MLPF&S in respect of the Fund, the purpose of such expenditures and a description of the benefits derived by the Fund therefrom.

      3. In the event that the aggregate payments received by MLPF&S under the Distribution Agreement in any fiscal year of the Fund shall exceed the amount of the distribution and shareholder servicing expenditures of MLPF&S in respect of the Fund in such fiscal year, MLPF&S shall be required to reimburse the Fund the amount of such excess.

      4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Directors of the Fund and (b) those Directors of the Fund who are not "interested persons" of the Fund, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

      5. This Plan, if approved pursuant to Paragraph 4 hereof, shall take effect on the later of January 1, 2002, or the first day of the month following approval of the Plan pursuant to Paragraph 4 hereof.

      6. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

      7. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

      8. This Plan may not be amended to increase materially the rate of payments provided for in Paragraph 1 hereof unless such amendment is approved by at least a majority, as defined in the Investment Company Act, of the outstanding voting securities of the Fund, and by the Directors of the Fund in the manner provided for in Paragraph 4 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 4 hereof.

      9. While this Plan is in effect, the selection and nomination of Directors who are not interested persons, as defined in the Investment Company Act, of the Fund shall be committed to the discretion of the Directors who are not interested persons.

      10. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 2 hereof, for a period of not less than six years from the date of this Plan or the date of the agreements or such report, as the case may be, the first two years in an easily accessible place.

      IN WITNESS WHEREOF, the Fund has executed this Amended and Restated Distribution and Shareholder Servicing Plan as of this ________, 2001.

                                       CBA MONEY FUND

                                       By
                                          ______________________________________

                                       MERRILL LYNCH, PIERCE, FENNER & SMITH
                                       INCORPORATED

                                       By
                                          ______________________________________